Exhibit 33.2

MANAGEMENT’S ASSERTION OF COMPLIANCE

Management of the Trust & Securities Services department of Deutsche Bank National Trust Company and Deutsche Bank Trust Company Americas (collectively the ‘‘Company’’) is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regard to the servicing platform for the period as follows:

Platform:    Honda Auto Receivables 2006-2 Owner Trust asset-backed securities transaction (the ‘‘Platform’’).

Applicable Servicing Criteria:    All servicing criteria set forth in Item 1122(d), except for the following criteria: 1122(d)(1)(i), 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), 1122(d)(4)(xiv) and 1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the ‘‘Applicable Servicing Criteria’’).

Period:    As of August 22, 2006, and for the period August 22, 2006 through March 31, 2007 (the ‘‘Period’’).

With respect to the Platform, the Company’s management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

1.	The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria as of and for the Period.

2.	The Company’s management has assessed compliance with the Applicable Servicing Criteria as of and for the Period. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3.	Based on such assessment, as of and for the Period, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to the management’s assertion of compliance with the Applicable Servicing Criteria as of and for the Period.

DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Robert Frier
Name: Robert Frier Its: Director

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Kevin C. Weeks
Name: Kevin C Weeks Its: Managing Director

By:	/s/ Jenna Kaufman
Name: Jenna Kaufman Its: Director

Dated: June 1, 2007